EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2019 First Quarter Results

First Quarter Earnings Per Share Improved to $0.03
First Quarter Comparable Sales Increased 3.3%

LYNNWOOD, Wash., June 06, 2019 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the first quarter ended May 4, 2019.

Total net sales for the first quarter ended May 4, 2019 (13 weeks) increased 3.2% to $212.9 million from $206.3 million in the first quarter ended May 5, 2018 (13 weeks).  Comparable sales for the thirteen weeks ended May 4, 2019 increased 3.3% on top of a comparable sales increase of 8.3% for the thirteen weeks ended May 5, 2018.  Net income in the first quarter of fiscal 2019 was $0.8 million, or $0.03 per diluted share, compared to a net loss of $2.6 million, or $0.10 per diluted share, in the first quarter of the prior fiscal year.

At May 4, 2019, cash and current marketable securities increased 42.4% to $168.0 million, compared to cash and current marketable securities of $118.0 million at May 5, 2018. The increase in cash and current marketable securities was driven by cash generated through operations partially offset by capital expenditures.

“We delivered better than expected results to start the year due to strong performance in the last  two months of the first quarter,” commented Rick Brooks, Chief Executive Officer of Zumiez Inc. “Our performance reflects a continuation of our strategy focusing on full price, full margin selling and leveraging our broad assortment to service the customer.  Our  customer-focused execution continues to drive comparable sales gains and margin expansion and the operating model we have built around a singular cost structure continues to generate increased profitability.   With our distinct approach to retailing, authentic brand positioning and strong balance sheet, I am confident that Zumiez is poised to capture additional market share and return increased value to shareholders in the near and long-term.”

May 2019 Sales
The Company's comparable sales increased 2.4% for the four-week period ended June 1, 2019 compared to a comparable sales increase of 7.5% for the four-week period ended June 2, 2018.

Fiscal 2019 Second Quarter Outlook
The Company is introducing guidance for the three months ending August 3, 2019.  Net sales are projected to be in the range of $220 million to $224 million including anticipated comparable sales growth of between 0.0% and 2.0%.  Consolidated operating margins are expected to be between 2.2% and 3.2% resulting in net income per share of approximately $0.14 to $0.20.  The Company currently intends to open approximately 15 new stores in fiscal 2019, including up to 6 stores in North America, 7 stores in Europe and 2 stores in Australia.

A conference call will be held today to discuss first quarter fiscal 2019 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (570) 990-9934 followed by the conference identification code of 9089741.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of June 1, 2019, we operated 707 stores, including 606 in the United States, 50 in Canada, 42 in Europe and 9 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2019 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	May 4, 2019	% of Sales	May 5, 2018	% of Sales
Net sales	$212,928	100.0%	$206,287	100.0%
Cost of goods sold	146,464	68.8%	143,700	69.7%
Gross profit	66,464	31.2%	62,587	30.3%
Selling, general and administrative expenses	65,496	30.7%	64,296	31.1%
Operating profit (loss)	968	0.5%	(1,709)	(0.8%)
Interest income, net	852	0.4%	283	0.0%
Other income (expense), net	153	0.0%	(482)	(0.1%)
Earnings (loss) before income taxes	1,973	0.9%	(1,908)	(0.9%)
Provision for income taxes	1,180	0.5%	699	0.4%
Net income (loss)	$793	0.4%	$(2,607)	(1.3%)
Basic earnings (loss) per share	$0.03		$(0.10)
Diluted earnings (loss) per share	$0.03		$(0.10)
Weighted average shares used in computation of earnings (loss) per share:
Basic	25,090		24,831
Diluted	25,351		24,831

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 4, 2019	February 2, 2019	May 5, 2018
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$60,616	$52,422	$29,063
Marketable securities	107,364	112,912	88,918
Receivables	15,083	17,776	18,466
Inventories	135,959	129,268	128,244
Prepaid expenses and other current assets	9,616	14,797	13,898
Total current assets	328,638	327,175	278,589
Fixed assets, net	116,830	120,503	126,047
Operating lease right-of-use assets	301,980	—	—
Goodwill	57,682	58,813	60,832
Intangible assets, net	14,852	15,260	15,955
Deferred tax assets, net	6,312	5,259	3,288
Other long-term assets	8,442	7,180	6,993
Total long-term assets	506,098	207,015	213,115
Total assets	$834,736	$534,190	$491,704

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$54,454	$35,293	$45,980
Accrued payroll and payroll taxes	15,302	21,015	15,132
Income taxes payable	65	5,817	359
Deferred rent and tenant allowances	—	7,489	7,873
Operating lease liabilities	54,469	—	4,696
Other liabilities	19,675	23,494	21,194
Total current liabilities	143,965	93,108	95,234
Long-term deferred rent and tenant allowances	—	37,076	39,217
Long-term operating lease liabilities	293,375	—	—
Other long-term liabilities	3,436	3,550	4,768
Total long-term liabilities	296,811	40,626	43,985
Total liabilities	440,776	133,734	139,219

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 25,741 shares issued and outstanding at May 4, 2019 and 25,521 shares issued and outstanding at February 2, 2019 and 25,470 shares issued and outstanding at May 5, 2018	155,104	153,066	148,591
Accumulated other comprehensive loss	(12,275)	(9,224)	(4,908)
Retained earnings	251,131	256,614	208,802
Total shareholders’ equity	393,960	400,456	352,485
Total liabilities and shareholders’ equity	$834,736	$534,190	$491,704

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	May 4, 2019	May 5, 2018
Cash flows from operating activities:
Net income (loss)	$793	$(2,607)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	6,263	6,970
Noncash lease expense	13,371	—
Deferred taxes	1,249	217
Stock-based compensation expense	1,693	1,642
Other	224	588
Changes in operating assets and liabilities:
Receivables	4,708	(1,096)
Inventories	(7,540)	(3,781)
Prepaid expenses and other assets	(167)	857
Trade accounts payable	19,568	7,723
Accrued payroll and payroll taxes	(5,636)	(5,383)
Income taxes payable	(7,104)	(5,993)
Deferred rent and tenant allowances	—	(32)
Operating lease liabilities	(13,770)	—
Other liabilities	(3,790)	(2,997)
Net cash provided by (used in) operating activities	9,862	(3,892)
Cash flows from investing activities:
Additions to fixed assets	(3,331)	(3,585)
Purchases of marketable securities and other investments	(33,385)	(12,932)
Sales and maturities of marketable securities and other investments	39,001	21,590
Net cash provided by investing activities	2,285	5,073
Cash flows from financing activities:
Proceeds from revolving credit facilities	—	17,245
Payments on revolving credit facilities	—	(13,347)
Proceeds from issuance and exercise of stock-based awards	583	621
Payments for tax withholdings on equity awards	(238)	(195)
Net cash provided by financing activities	345	4,324
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(466)	(497)
Net increase in cash, cash equivalents, and restricted cash	12,026	5,008
Cash, cash equivalents, and restricted cash, beginning of period	54,271	25,803
Cash, cash equivalents, and restricted cash, end of period	$66,297	$30,811
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$7,038	$6,442
Accrual for purchases of fixed assets	1,583	2,872

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200